UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 11, 2014

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BLUEGATE CORPORATION

(Exact name of registrant as specified in its charter)

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Nevada	000-22711	76-0640970
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

180 North Stetson Avenue, Suite 700, Chicago, Illinois 60601

(Address of Principal Executive Office) (Zip Code)

713-686-1100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant

On September 11, 2014, SAI Corporation, the Company’s majority shareholder, sold to Ang Woon Han 24,070,250 shares of common stock, which represents 52.3% of all issued and outstanding common stock as of that date. Additionally, SAI Corporation sold to Ang Woon Han 48 shares of Series C Convertible preferred stock and 10 shares of Series D Convertible preferred stock. These preferred shares are the Company’s only issued and outstanding shares of preferred stock. Total consideration paid for the shares was $5,000.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Directors and Officers

On September 15, 2014, Stephen J. Sperco resigned as President, and Chief Executive Officer of Bluegate Corporation, and Charles E. Leibold resigned as Secretary, and Chief Financial Officer. Their resignations are not the result of any disputes, claims, or issues with the Company.

Election of Directors

On September 15, 2014 and with majority shareholder approval, Ang Woon Han and Cheng Yew Siong were elected to serve on the Board of Directors for the Company.

Appointment of Officers

On September 15, 2014, Ang Woon Han and Cheng Yew Siong were appointed by the Board of Directors to the offices of Chief Executive Officer and Chief Financial Officer, respectively.

Biographical information for each new officer and director is included below.

Ang Woon Han

Mr. Han, age 30, served 5 full years as a military officer in both combat and staff positions, he left the force in 2007 to start his first PR and Marketing firm in Singapore, which helped him amass his first pot of gold.

He then moved to Hong Kong, where he served as the Marketing Communications and IT Manager for a HK based group of companies. In 2009, he was engaged by China Trends Holdings Limited to take the position of CEO (China Region), heading BOSS Education Limited and its 4 subsidiaries to spearhead the development and sales of the company’s 3C Products.

In early 2010, Mr. Ang left BOSS Education to start Wupoxi Group Limited, a career and entrepreneurship services company. The company grew from a small staff of 3 people to over 35 people in 2 years, with 8 business departments and products and services in areas of Publishing, Game Development, Media Production, Training, IT Platforms and Business Networking. The company was valued at close of 100 million RMB by September 2011.

In 2012, Mr. Ang was offered the position of CEO (China Region) by IKARI, a Japanese environmental management company and one of the 3 market leaders in China. Mr. Ang led the company to develop a new range of intelligent products, while helping 3 of the 8 branch offices triple their revenues.

In 2013, Mr. Ang joined UTAAP, a Shanghai-based game development company focusing on mobile gaming, as their Vice President for global business development. The company was later successfully sold to Shanda Investments.

With a vast experience in the area of business management in multiple industries spanning from Marketing, Media, Information Technology, Education, Environmental Management and Corporate Investments, Mr. Ang now takes the helm as Chairman and CEO of Cheung Sheng Group, Mr. Jerome Ang leads the board of directors in the strategic charting of the group’s businesses, as well as the global management body in the implementation of all business operations and projects.

Outside of work, Mr. Ang is an avid musician and writer. With two books, one song, one short film under his name. Mr. Ang is also an active traveler and adventurer.

Cheng Yew Siong

After completing his education in Singapore, Mr. Cheng, age 36, served 2 years in the Singapore Police Force as an officer, before leaving the force to start his private sector career path.

Mr. Cheng started off as a hardware store manager, providing fixture and interior renovation products and services to the mass consumers. Through hard work and perseverance, he managed to achieve a sales track record of 700 households per annum.

From April 2009, Mr. Cheng used his savings to start a Japanese restaurant in Singapore, and maintained the business and its steady revenues and profits all the way till 2013.

In 2014, Mr. Cheng as invited by Hong Kong partners to become the co-founder and current managing director of Asia Prestige Limited, a marketing consultancy company based on Hong Kong with an annual turnover of more than 5 million USD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEGATE CORPORATION

Date: September 16, 2014	By:	/s/ Ang Woon Han
Ang Woon Han Chief Executive Officer

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